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Disclaimer:    The Rancho California Water District Financing Authority has not prepared or reviewed this Prospectus Supplement and is not responsible for its contents. The Rancho California Water District Financing Authority does not guarantee the completeness or accuracy of the information presented herein.

PROSPECTUS SUPPLEMENT
(To Prospectus dated November 5, 2001)

$ 76,095,000*
principal amount plus interest
liquidity facility
of
FGIC Securities Purchase, Inc.
in support of
RANCHO CALIFORNIA WATER DISTRICT FINANCING AUTHORITY
Adjustable Rate Refunding Revenue Bonds, Series of 2002A

Date of the bonds: Date of Delivery	Due: August 1, 2029

        We are offering, in connection with the issuance by the Rancho California Water District Financing Authority of Adjustable Rate Refunding Revenue Bonds, Series of 2002A, our liquidity facility obligations under a standby bond purchase agreement. The standby bond purchase agreement will expire five years from the date of delivery of the bonds, unless it is extended or terminated sooner in accordance with its terms. The final terms for the bonds will be included in a pricing supplement.

        The bonds are special limited obligations of the Rancho California Water District Financing Authority, a joint powers authority, organized and existing under the laws of California. The bonds are payable solely from installment payments paid by the Rancho California Water District under an installment purchase agreement, payments made to the trustee as the owner of certain of the District's general obligation bonds and the amounts held in certain funds and accounts held by the trustee. The bonds are subject to redemption and tender before their stated maturity, as described in this prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the accompanying prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

        Our liquidity facility obligations under the standby bond purchase agreement are not being sold separately from the bonds. The bonds are being marketed under a separate disclosure document. The liquidity facility obligations will not be severable from the bonds and may not be separately traded. This prospectus supplement, the accompanying prospectus, appropriately supplemented, and a pricing supplement may also be delivered in connection with any remarketing of bonds purchased by us or by our affiliates.

        Unless the context otherwise requires, the terms "the company," "we," "us," or "our" mean FGIC Securities Purchase, Inc.

UBS PaineWebber Inc.

        The date of this prospectus supplement is July 22, 2002

*
Preliminary, subject to change.

        At the time the bonds are offered, we will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the bonds being offered and the terms of the offering. The pricing supplement may also add, update or change information contained in this prospectus supplement. You should not assume that the information provided by this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

INTRODUCTION

        We are providing you with this prospectus supplement to furnish information regarding our liquidity facility obligations under a standby bond purchase agreement in support of $76,095,000* aggregate principal amount of Rancho California Water District Financing Authority Adjustable Rate Refunding Revenue Bonds, Series of 2002A which will be issued on or about August 1, 2002 by the Rancho California Water District Financing Authority, a joint powers authority, organized and existing under the laws of California. The bonds are being issued by the Authority in accordance with the Marks-Roos Local Bond Pooling Act of 1985, constituting Article 4 of Chapter 5 of Division 7 of Title 1 of the California Government Code (beginning with Section 6584).

        BNY Western Trust Company has been appointed to act as trustee for the bonds and is the entity responsible for accepting tender notices and tendered bonds. UBS PaineWebber Inc., or a substitute entity, will act as the remarketing agent of any tendered bonds and will be obligated to use its best efforts to remarket the tendered bonds. We will enter into a standby bond purchase agreement with the trustee, pursuant to which will be obligated under certain circumstances to purchase unremarketed bonds from the owners optionally or mandatorily tendering their bonds for purchase. In order to obtain funds to purchase the bonds, we will enter into a standby loan agreement initially with General Electric Capital Corporation under which GE Capital will be irrevocably obligated to loan funds to us as needed to purchase bonds. Our liquidity facility obligations under the standby bond purchase agreement will expire five years from the date of delivery of the bonds, unless the standby bond purchase agreement is extended or terminated sooner in accordance with its terms.

        GE Capital has the unilateral right to assign its rights and obligations pursuant to the terms of the standby loan agreement, subject only to confirmation from the applicable rating agency that the assignment will not result in a lower credit rating of the bonds. This means that GE Capital will be released of all liabilities and obligations under any standby loan agreement which it has assigned.

DESCRIPTION OF THE BONDS

General Provisions

        The bonds are being issued pursuant to the Constitution and laws of the State of California, and particularly the statutory provisions relating to the joint exercise of powers contained in Chapter 5, Division 7, Title 1 of the Government Code of the State. The bonds will be issued in fully registered form without coupons and when issued will be registered in the name of Cede & Co., as nominee of The Depository Trust Company. See "Book-Entry System"below.

*
Preliminary, subject to change

        The bonds are issued in denominations of $5,000 and any integral multiple of $5,000, with respect to any long-term interest rate period for the bonds. The bonds are issued in denominations of $100,000 and any integral multiple $100,000 (except that one bond may be in the amount of $100,000 and a whole multiple of $5,000 in excess $100,000), with respect to any short-term interest rate period, daily interest rate period or weekly interest rate period for the bonds.

        Interest on the bonds will be payable the first Wednesday of each calendar month, or, if such first Wednesday will not be a business day, the next succeeding business day, with respect to any weekly interest rate period, any daily interest rate period and with respect to any bonds owned by us. Interest on the bonds will be payable each February 1 and August 1, or, if any such February 1 or August 1 will not be a business day, the next succeeding business day, with respect to any long-term interest rate period. Interest on the bonds will be payable the day after the last day of any bond interest term. Interest on the bonds will be payable the day after the last day of each interest rate period. The bonds will initially bear interest at the long-term interest rate and the first interest payment date will be February 1, 2003. Principal of the bonds will be payable on August 1, 2029, subject to redemption from mandatory sinking fund installments. See "Redemption—Mandatory Redemption" herein.

        Interest on the bonds will be payable by check of the trustee, mailed to the owner of record at the address of such owner shown on the bond registration books maintained by the trustee, or by wire transfer at the written request of any owner of bonds in the aggregate principal amount of $1,000,000 or more, which written request is filed with the trustee before the record date next preceding any interest payment date. The principal of the bonds is payable upon presentation and surrender at the principal corporate trust office of the trustee in Los Angeles, California. While the bonds are held in the DTC book-entry system, all such payments will be made to Cede & Co. as the registered owner of the bonds for subsequent transmittal to the beneficial owners. See "Book-Entry System" herein.

Interest Rate Provisions

  Long-Term Interest Rate

        Determination of Long-Term Interest Rate.    The bonds will initially bear interest at the long-term interest rate. After that, the interest rate on the bonds will be automatically adjusted to a weekly interest rate, unless the District elects to convert to a different interest rate period. During each long-term interest rate period, the bonds (other than bonds owned by us) will bear interest at the long-term interest rate. The long-term interest rate for the bonds will be determined by the remarketing agent on a business day no later than the effective date of such long-term interest rate period with respect to the bonds. The long-term interest rate will be the rate of interest per annum determined by the remarketing agent (based on the examination of tax-exempt obligations comparable in the judgment of the remarketing agent to the bonds and known by the remarketing agent to have been priced or traded under then-prevailing market conditions) to be the minimum interest rate at which the remarketing agent will agree to purchase the bonds on such effective date for resale at a price (without regarding accrued interest) equal to the principal amount of such bonds. If, for any reason, the long-term interest rate is not so determined for any long-term interest rate period by the remarketing agent on or before the first day of such long-term interest rate period, then the bonds will bear interest at the weekly interest rate, and will continue to bear interest at a weekly interest rate until such time as the interest rate on the bonds have been adjusted to a daily interest rate, bond interest term rates or a long-term interest rate, and the bonds will be subject to purchase upon notice from the owners.

        Adjustment to or Continuation of Long-Term Interest Rate.    At any time the Authority, by written order to the trustee, the tender agent, the remarketing agent and us, may elect, that the bonds will bear, or continue to bear, interest at a long-term interest rate. The direction of the Authority required by the first sentence of this paragraph, specify the duration of the long-term interest rate period during which the bonds will bear interest at a long-term interest rate; will specify the effective date of such long-term interest rate period, which date will be a business day not earlier than the 30th day following the second business day after receipt by the trustee of such direction, in the case of an adjustment from a long-term interest rate period to another long-term interest rate period, the day immediately following the last day of the then-current long-term interest rate period or a day on which the bonds would otherwise be subject to optional redemption if such adjustment did not occur, and in the case of an adjustment from a short-term interest rate period, the day immediately following the last day of the short-term interest rate period; will specify the last day of such long-term interest rate period (which last day will be either the day immediately before the maturity date, or a day which both immediately precedes a business day and is at least 181 days after the effective date); will specify a date on or before which owners are required to deliver such bonds to be purchased (if other than such effective date); with respect to any such long-term interest rate period, may specify redemption prices, and periods, if approved by bond counsel; and in the event of the establishment of a long-term interest rate period which ends as of the day immediately before the maturity date of the bonds, may specify maturity dates and interest rates for the bonds which convert the mandatory sinking fund installments to individual maturities of bonds.

        Such direction of the Authority will be accompanied by an opinion of bond counsel and by a form of the notice to be mailed by the trustee to the owners of the bonds.

        If, by the second business day preceding the 29th day before the last day of any long-term interest rate period, the trustee will not have received notice of the Authority's election that, during the next succeeding interest rate period, the bonds will bear interest at a weekly interest rate, a daily interest rate or a long-term interest rate, or at bond interest term rates, the next succeeding interest rate period will be a weekly interest rate period until such time as the interest rate on the bonds will be adjusted to a daily interest rate, a long-term interest rate or bond interest term rates and the bonds will be subject to mandatory purchase on the first day of such weekly interest rate period.

        If the Authority delivers to us, the remarketing agent, the tender agent and the trustee, on or before the date that the interest rate for any long-term interest rate period is determined, a notice to the effect that the Authority elects to rescind its election to have the bonds bear interest at a long-term interest rate, then the interest rate on the bonds will not be adjusted to a long-term interest rate, and the bonds will bear interest at a weekly interest rate, a daily interest rate or bond interest term rates as in effect before such event, or if the bonds were to be adjusted from a long-term interest rate, then the bonds will bear interest at a weekly interest rate for the period beginning on the date which would have been the effective date of such long-term interest rate period, and the bonds will continue to be subject to mandatory purchase on the day which would have been the effective date of such long-term interest rate period.

        All bonds owned by us must be converted to a long-term interest rate before any other bonds are so converted and remarketed. If the standby bond purchase agreement or alternate liquidity facility is about to expire or terminates by its terms and has not been extended or replaced by an alternate liquidity facility satisfactory to the bond insurer, then the Authority and the remarketing agent will use their best efforts to remarket the bonds and convert them to a long-term interest rate to maturity, in either case, not later than 90 days before the expiration date of the standby bond purchase agreement or alternate liquidity facility, and, in the event of termination of such agreement, as soon as possible, but, in no event more than 180 days after such event.

        Notice of Adjustment to or Continuation of Long-Term Interest Rate.    Upon receipt of written order received by the trustee not less than five business days before mailing, the trustee will give notice by first-class mail of an adjustment to a (or the establishment of another) long-term interest rate period to the owners of the bonds not less than 30 days before the effective date of such long-term interest rate period. Such notice will state that the interest rate on the bonds will be adjusted to, or continue to be, a long-term interest rate unless bond counsel fails to deliver to the trustee, the Authority, us and the remarketing agent an opinion of bond counsel as to such adjustment in the interest rate period on the effective date of such adjustment, or the Authority will elect, on or before the date of determination of such long-term interest rate, to rescind its election to cause the adjustment of the interest rate on the bonds to a long-term interest rate, in which case the bonds, if being adjusted from a weekly interest rate period, daily interest rate period or a short-term interest rate period will continue to bear interest at a weekly interest rate, a daily interest rate or bond interest term rates as in effect immediately before such proposed adjustment in the interest rate period, or if the bonds are being adjusted from a long-term interest rate period, the bonds will be adjusted to bear interest at a weekly interest rate; the effective date and the last day of such long-term interest rate period; and that the bonds are subject to mandatory tender for purchase on such effective date and the purchase price applicable to those bonds.

        Adjustment from Long-Term Interest Rate Period.    In addition to an adjustment from a long-term interest rate period on the day immediately following the last day of the long-term interest rate period, at any time during a long-term interest rate period (subject to the provisions set forth in this paragraph, the Authority may elect, subject to certain limitations, that the bonds (other than bonds owned by us) no longer will bear interest at a long-term interest rate and will instead bear interest at a weekly interest rate, daily interest rate or bond interest term rates, as specified in such election. In the notice of such election, the Authority will also specify the effective date of the new interest rate period, which date will be a business day no earlier than the 30th day after the second business day following the date of receipt by the trustee of the notice of election from the Authority, and a day on which the bonds will be subject to optional redemption.

  Daily Interest Rate

        Determination of Daily Interest Rate.    During each daily interest rate period, the bonds (other than bonds owned by us) will bear interest at the daily interest rate, which will be determined by the remarketing agent for such bonds on each business day for such business day and communicated to the trustee by facsimile. The daily interest rate will be the rate of interest per annum determined by such remarketing agent (based on an examination of tax-exempt obligations comparable, in the judgment of such remarketing agent, to such bonds and known by such remarketing agent to have been priced or traded under then-prevailing market conditions) to be the minimum interest rate which, if borne by such bonds, would enable such remarketing agent to sell such bonds on such business day at a price (without regarding accrued interest) equal to the principal amount of such bonds. The daily interest rate for any day for the bonds which is not a business day will be the same as the daily interest rate for the immediately preceding business day. If for any reason a daily interest rate for the bonds is not so established for any business day by the remarketing agent for such bonds, the daily interest rate for such business day will be the same as the daily interest rate for such bonds for the immediately preceding day and such rate will continue until the earlier of the date on which such remarketing agent determines a new daily interest rate for such bonds or the seventh day succeeding the first such day on which such daily interest rate is not determined by such remarketing agent. In the event that the daily interest rate for the bonds will be held to be invalid or unenforceable by a court of law, or the remarketing agent for such bonds fails to determine a new daily interest rate for such bonds for a period of seven days as described in the second clause of the immediately preceding sentence, the interest rate applicable to such bonds will be determined by the Authority and will be the interest rate per annum equal to 68% of the rate on 30-day high grade unsecured commercial paper notes sold through dealers by major corporations as reported in The Wall Street Journal for each business day and for the next preceding business day for each day which is not a business day until such daily interest rate is again validly determined by such remarketing agent.

        Adjustment to Daily Interest Rate.    At any time, the Authority, by written order to the trustee, the tender agent, us and the remarketing agent, may elect, subject to certain limitations, that the bonds will bear interest at a daily interest rate. Such direction of the Authority will specify the proposed effective date of such adjustment to a daily interest rate which date will be a business day not earlier than the 30th day following the second business day after receipt by the trustee of such direction, in the case of an adjustment from a long-term interest rate period, the day immediately following the last day of the then-current long-term interest rate period or a day on which the bonds would be subject to optional redemption with respect to such bonds, in the case of an adjustment from a weekly interest rate period or short-term interest rate period, the day immediately following the last day of the interest rate period with respect to such bonds; and the date of delivery of such bonds to be purchased. In addition, the direction of the Authority will be accompanied by an opinion of bond counsel and by a form of notice to be mailed to the owners of the bonds by the trustee. During each daily interest rate period for the bonds, beginning on a date so specified and ending on the day immediately preceding the effective date of the next succeeding interest rate period, the interest rate borne by such bonds will be a daily interest rate.

        Notice of Adjustment to Daily Interest Rate.    The trustee will give notice by first-class mail of an adjustment to a daily interest rate period to the owners of the bonds not less than 30 days before the proposed effective date of such daily interest rate period. Such notice will state that the interest rate on the bonds will be adjusted to a daily interest rate unless bond counsel fails to deliver to the trustee, the Authority and the remarketing agent an opinion of bond counsel as to such adjustment on the effective date of such adjustment in the interest rate period, in which case the bonds, if being adjusted from a short-term interest rate period, will continue to bear interest at bond interest term rates as in effect immediately before such proposed adjustment in the interest rate period, or if the bonds are being adjusted from a weekly interest rate period or a long-term interest rate period, the bonds will be adjusted to bear interest at a weekly interest rate; the effective date of such daily interest rate period; and that such bonds are subject to mandatory tender for purchase on such proposed effective date and setting forth the applicable purchase price.

  Weekly Rate

        Determination of Weekly Interest Rate.    The first weekly interest rate determined for each weekly interest rate period (other than the initial weekly interest rate period) will be determined on or before the first day of such weekly interest rate period and will apply to the period beginning on the first day of such weekly interest rate period and ending on the next succeeding Tuesday. After that date, each weekly interest rate will apply to the period beginning on Wednesday and ending on the next succeeding Tuesday, unless such weekly interest rate period will end on a day other than Tuesday, in which event the last weekly interest rate for such weekly interest rate will apply to the period beginning on Wednesday preceding the last day of such weekly interest rate period and ending on the last day of such weekly interest rate period.

        The weekly interest rate will be the rate of interest per annum determined by the remarketing agent (based on the examination of tax-exempt obligations comparable in the judgment of the remarketing agent to the bonds and known by the remarketing agent to have been priced or traded under then-prevailing market conditions) to be the minimum interest rate which, if borne by the bonds, would enable the remarketing agent to sell the bonds on such date of determination at a price (without regarding accrued interest) equal to the principal amount of the bonds. If the remarketing agent fails to establish a weekly interest rate for any week, then the weekly interest rate for such week will be the same as the weekly interest rate for the immediately preceding week if the weekly interest rate for such preceding week was determined by the remarketing agent. If the weekly interest rate for the immediately preceding week was not determined by the remarketing agent, or in the event that the weekly interest rate determined by the remarketing agent will be held to be invalid or unenforceable by a court of law, then the interest rate for such week will be equal to 100% of the PSA Municipal Swap Index of Municipal Market Data, a Thomson Financial Services Company as published in The Wall

Street Journal, or its successors or assigns, made available for the week preceding the date of determination, or if such index is no longer available, or no such index was so made available, for the week preceding the date of determination, 70% of the interest rate on 30-day high grade unsecured commercial paper notes sold through dealers by major corporations as reported in The Wall Street Journal on the day the weekly interest rate would otherwise be determined as described in this prospectus supplement for such weekly interest rate period as specified by the Authority to the trustee. Notwithstanding the foregoing no holder of a bond will be paid interest for any period at a rate higher than the maximum rate on the bonds.

        Adjustment to Weekly Interest Rate.    At any time, the Authority, by written order to the trustee, the tender agent, us and the remarketing agent, may elect, subject to certain limitations, that the bonds will bear interest at a weekly interest rate. Such direction of the Authority will specify the effective date of such adjustment to a weekly interest rate, which will be a business day not earlier than the 30th day following the second business day after receipt by the trustee of such direction, in the case of an adjustment from a long-term interest rate period, the day immediately following the last day of the then-current long-term interest rate period or a day on which the bonds would otherwise be subject to optional redemption if such adjustment did not occur, and in the case of an adjustment from a daily interest rate period or short-term interest rate period, the day immediately following the last day of the interest rate period; and the date of delivery for such bonds to be purchased (if other than such effective date). In addition, the direction of the Authority will be accompanied by an opinion of bond counsel and by a form of notice to be mailed to the owners of the bonds by the trustee. During each weekly interest rate period beginning on a date so specified and ending on the day immediately preceding the effective date of the next succeeding interest rate period, the interest rate borne by the bonds will be a weekly interest rate.

        Notice of Adjustment to Weekly Interest Rate.    The trustee will give notice by first-class mail of an adjustment to a weekly interest rate period to the owners of the bonds not less than 30 days before the effective date of such weekly interest rate period. Such notice will state that the interest rate on the bonds will be adjusted to a weekly interest rate unless bond counsel fails to deliver to the trustee, the Authority and the remarketing agent an opinion of bond counsel as to such adjustment on the effective date of such adjustment in the interest rate period, in which case the bonds, if being adjusted from a daily interest rate period or a short-term interest rate period, will continue to bear interest at a daily interest rate or bond interest term rates, as the case may be, as in effect immediately before such proposed adjustment in the interest rate period, or if the bonds are being adjusted from a long-term interest rate period, the bonds will be adjusted to bear interest at a weekly interest rate; the effective date of such weekly interest rate period; and that the bonds are subject to mandatory tender for purchase on such effective date, setting forth the applicable purchase price.

  Bond Interest Term Rate

        Determination of Bond Interest Terms and Bond Interest Term Rates.    During each short-term interest rate period, each bond (other than a bond owned by us) will bear interest during each bond interest term for such bond at the bond interest term rate for such bond. The bond interest term and the bond interest term rate for each bond need not be the same for any two bonds, even if determined on the same date. Each of such bond interest terms and bond interest term rates for each bond will be determined by the remarketing agent no later than the first day of each bond interest term and communicated to the trustee by facsimile. Except for any bond purchased on behalf of the Authority and remaining unsold by the remarketing agent at the close of business on the first day of the bond interest term, each bond interest term will be for a period of days within the range of ranges announced as possible bond interest terms no later than 9:00 a.m., New York City time, on the first day of each bond interest term by the remarketing agent. Each bond interest term for each bond will be a period of not less than one day nor more than 180 days, determined by the remarketing agent to be the period which, together with all other bond interest terms for all bonds then outstanding, will result in the lowest overall interest expense on the bonds over the next succeeding 180 days. Any bond purchased on behalf of the Authority and remaining unsold by the remarketing agent as of the close of business on the first day of the bond interest term for that bond will have a bond interest term of one day or, if that bond interest term would not end on a day immediately preceding a business day, a bond interest term ending on the day immediately preceding the next business day. Each bond interest term will end on either a day which immediately precedes a business day or on the day immediately preceding the maturity date of the bonds. If for any reason a bond interest term for any bond cannot be so determined by the remarketing agent, or if the determination of such bond interest term is held by a court of law to be invalid or unenforceable, then such bond interest term will be 30 days, but if the last day so determined will not be a day immediately preceding a business day, such bond interest term will end on the first day immediately preceding the business day next succeeding such last day, or if such last day would be after the day immediately preceding the maturity date of the bonds, will end on the day immediately preceding the maturity date. In determining the number of days in each bond interest term, the remarketing agent will take into account the following factors: existing short-term tax-exempt market rates and indices of such short-term rates; the existing market supply and demand for short-term tax-exempt securities; existing yield curves for short-term and long-term tax-exempt securities for obligations of credit quality comparable to the bonds; general economic conditions; economic and financial conditions that may affect or be relevant to the bonds; the bond interest terms of other bonds; and such other facts, circumstances and conditions pertaining to financial markets as the remarketing agent, in its sole discretion, will determine to be relevant.

        The bond interest term rate for each bond interest term for each bond (other than a bond owned by us) will be the rate of interest per annum determined by the remarketing agent (based on the examination of tax-exempt obligations comparable in the judgment of the remarketing agent to the bonds and known by the remarketing agent to have been priced or traded under then-prevailing market conditions) to be the minimum interest rate which, if borne by such bond, would enable the remarketing agent to sell such bond on the date and at the time of such determination at a price (without regard to accrued interest) equal to the principal amount of such bond. If for any reason a bond interest term rate for any bond (other than a purchased bond) is not so established by the remarketing agent for any bond interest term, or such bond interest term rate is determined by a court of law to be invalid or unenforceable, then the bond interest term rate for such bond interest term will be the rate per annum equal to 70% of the interest rate on high grade unsecured commercial paper notes sold through dealers by major corporations as reported by The Wall Street Journal on the first day of such bond interest term and which maturity most nearly equals the bond interest term for which a bond interest term rate is being calculated.

        Adjustment to Bond Interest Term Rates.    At any time, the Authority, by written order to the trustee, the tender agent, the remarketing agent and us, may elect, subject to certain limitations, that the bonds will bear interest at bond interest term rates. Such direction of the Authority will specify the effective date of the short-term interest rate period (during which the bonds will bear interest at bond interest term rates), which will be a business day not earlier than the 30th day following the second business day after receipt by the trustee of such direction, in the case of an adjustment from a long-term interest rate period, the day immediately following the last day of the then-current long-term interest rate period or a day on which the bonds would otherwise be subject to optional redemption if such adjustment did not occur; provided that, if before the Authority's making such election any bonds will have been called for redemption and such redemption will not have been effected, the effective date of such short-term interest rate period will not precede such date fixed for redemption, and in the case of an adjustment from a daily interest rate period or weekly interest rate period, the day immediately following the last day of such interest rate period; and (2) the date of delivery of such bonds to be purchased (if other than such effective date). In addition, the direction of the Authority will be accompanied by an opinion of bond counsel and a form of the notice to be mailed by the trustee to the owners of the bonds. During each short-term interest rate period beginning on the date so specified and ending, with respect to each bond, on the day immediately preceding the effective date of the next succeeding interest rate period with respect to such bond, each bond will bear interest at a bond interest term rate during each bond interest term for such bond.

        Notice of Adjustment to Bond Interest Term Rates.    The trustee will give notice by first-class mail of an adjustment to a short-term interest rate period to the owners of the bonds not less than 30 days before the effective date of such short-term interest rate period. Such notice will state that the bonds will bear interest at bond interest term rates unless bond counsel fails to deliver to the trustee, the Authority and the remarketing agent an opinion of bond counsel as to such adjustment on the effective date of such adjustment in the interest rate period, in which case the bonds, if being adjusted from a daily interest rate period or a weekly interest rate period, will continue to bear interest at a daily interest rate or a weekly interest rate, as the case may be, as in effect immediately before such proposed adjustment in the interest rate period, or if the bonds are being adjusted from a long-term interest rate period, the bonds will be adjusted to bear interest at a weekly interest rate, and that during such short-term interest rate period, each bond will have one or more consecutive bond interest terms during each of which such bond will bear a bond interest term rate, the effective date of such short-term interest rate period, and that the bonds are subject to mandatory tender for purchase on the effective date of such short-term interest rate period, setting forth the applicable purchase price.

        Adjustment from Short-Term Interest Rate Period.    At any time during a short-term interest rate period, the Authority may elect that the bonds no longer will bear interest at bond interest term rates and will instead bear interest at a weekly interest rate, a daily interest rate or a long-term interest rate, as specified in such election.

        The date on which all bond interest terms determined will end will be the last day of the then-current short-term interest rate period and the day next succeeding such date will be the effective date of the daily interest rate period, weekly interest rate period or long-term interest rate period elected by the Authority.

  Determinations of Interest Rates Conclusive

        The determination of the weekly interest rate, a daily interest rate and long-term interest rate and each bond interest term and bond interest term rate by the remarketing agent, and the determination of the rate on bonds owned by us by us, will be conclusive and binding upon the remarketing agent, the trustee, the tender agent, the Authority, us and the owners of the bonds.

Optional Purchase of Bonds

        During Weekly Interest Rate Period.    During any weekly interest rate period, any bond (other than a bond owned by us) will be purchased (in whole) from its holder at the option of the holder on any business day at a purchase price equal to the principal amount of such bond plus accrued interest, if any, from and including the interest accrual date immediately preceding the date of purchase through and including the day immediately preceding the date of purchase, unless the date of purchase will be an interest accrual date, in which case at a purchase price equal to the principal amount of such bond, payable in immediately available funds, upon delivery to the tender agent and trustee at their principal offices for delivery of notices of an irrevocable written notice which states the principal amount of such bond and the date on which the same will be purchased, which date will be a business day not before the seventh day next succeeding the date of the delivery of such notice to the tender agent and trustee. Any notice delivered to the tender agent and the trustee after 4:00 p.m., New York City time will be deemed to have been received on the next succeeding business day.

        During Daily Interest Rate Period.    During any daily interest rate period for any of the bonds, any bond will be purchased (in whole) from its holder at the option of the holder on any business day at a purchase price equal to the principal amount of such bond plus accrued interest, if any, from and including the interest accrual date immediately preceding the date of purchase through and including the day immediately preceding the date of purchase, unless the date of purchase will be an interest accrual date in which case at a purchase price equal to the principal amount of such bond, payable in immediately available funds, upon delivery to the tender agent and trustee at their principal offices for delivery of notices, by no later than 10:30 a.m., New York City time, on such business day, of an irrevocable written notice or an irrevocable telephonic notice, promptly confirmed by tested telex, telecopy or other writing, which states the principal amount of such bonds and the date of purchase.

Mandatory Tender of Bonds

        On Day Next Succeeding the Last Day of Each Bond Interest Term.    On the day next succeeding the last day of each bond interest term for a bond, unless such day is the maturity date or the first day of a new interest rate period (in which event such bond will be subject to mandatory purchase as described in the following paragraph), the holder of such bond will be required to tender such bond, and such bond will be purchased from its holder at a purchase price equal to the principal amount of such bond payable in immediately available funds. The purchase price of any bond so purchased will be payable only upon surrender of such bond to the tender agent at its delivery office for the bonds, accompanied by an instrument of transfer of such bond, in form satisfactory to the tender agent, executed in blank by the holder of such bond or his duly authorized attorney, with such signature guaranteed by an eligible guarantor institution.

        On First Day of Each Interest Rate Period or Proposed Interest Rate Period.    The bonds will be subject to mandatory tender for purchase on the first day of each interest rate period, or on the day which would have been the first day of a new interest rate period had one a specified number of events not occurred which resulted in the interest rate on the bonds not being adjusted, at a purchase price, payable in immediately available funds, equal to the principal amount of the bonds or, in the case of a purchase on the first day of an interest rate period which will be preceded by a long-term interest rate period and which will begin before the day originally established as the last day of such preceding long-term interest rate period, at a purchase price equal to the optional redemption which would have been applicable to the bonds on such mandatory purchase date if such preceding long-term interest rate period had continued to the day originally established as its last day, plus accrued interest, if any.

        Upon Termination, Expiration, Reduction, Modification or Replacement of the Standby Bond Purchase Agreement. If at any time the trustee will give notice that any bond or bonds which, at such time, are subject to purchase under the standby bond purchase agreement as then in effect, will on the date specified in such notice cease to be purchasable under such standby bond purchase agreement as a result of the termination or expiration of the term of such standby bond purchase agreement, or such standby bond purchase agreement being reduced, replaced or modified with the effect that the purchase price of such bond or bonds are no longer payable from such standby bond purchase agreement (in each case, whether or not any alternate liquidity facility has been obtained); or our notification to the trustee that an event of default has occurred under the standby bond purchase agreement and that we are terminating the standby bond purchase agreement in accordance with its terms, then on the earlier of the fifth business day after receipt of any notice preceding any termination, expiration, reduction, modification or replacement of the standby bond purchase agreement or the second business day before the date of termination, expiration, reduction, modification or replacement each such bond or bonds will be purchased or deemed purchased.

        Notice of Mandatory Tender for Purchase.    In connection with any mandatory tender for purchase of bonds, the trustee will give notice of a mandatory tender for purchase. Such notice will state in the case of a mandatory tender for purchase on the first day of each proposed interest rate period, the type of interest rate period proposed to begin on such mandatory purchase date; in the case of a mandatory tender for purchase upon termination, expiration, reduction, modification or replacement of the standby bond purchase agreement, that the standby bond purchase agreement will expire, terminate, be reduced, be replaced, be modified and that the bonds will no longer be purchasable under the standby bond purchase agreement then in effect or that the coverage with respect to the bonds will be reduced and that any rating applicable to the bonds may be reduced or withdrawn; that the purchase price of any bond so subject to mandatory purchase will be payable only upon surrender of such bond to the tender agent at its delivery office for the bonds, accompanied by an instrument of transfer of the bonds, in form satisfactory to the tender agent, executed in blank by the holder of such bond or his duly authorized attorney, with such signature guaranteed by an eligible institution; that, provided that moneys sufficient to effect such purchase have been provided through the remarketing of such bonds by the remarketing agent or through the standby bond purchase agreement, all bonds so subject to mandatory tender for purchase will be purchased on the mandatory purchase date, and that if any owner of a bond subject to mandatory tender for purchase does not surrender such bond to the tender agent for purchase on such mandatory purchase date, and moneys sufficient to pay the purchase price of such bond are on deposit with the tender agent, then such bond will be deemed to be an undelivered bond, and that no interest will accrue on such bond on and after such mandatory purchase date and that the holder of such bond will have no rights other than to receive payment of the purchase price of such bond, in the event that moneys sufficient to pay the purchase price of such bonds have not been provided to the tender agent either through the remarketing of such bonds or from the standby bond purchase agreement, that such bonds will not be purchased or deemed purchased and will continue to bear interest as if such failed purchase will not have occurred. The Authority will provide the trustee with a form of any such notice.

        For payment of the purchase price of any bond required to be purchased on the date specified, such bond must be delivered, at or before 12:00 p.m., New York City time, on the date specified in such notice, to the tender agent at its principal office for delivery of bonds, accompanied by an instrument of transfer of such bonds, in form satisfactory to the tender agent, executed in blank by the holder of such bonds or his duly authorized attorney, with such signature guaranteed by an eligible guarantor institution. In the event any such bond is delivered after 12:00 p.m. on such date, payment of the purchase price of such bond need not be made until the business day following the date of delivery of such bond, but such bond will nonetheless be deemed to have been purchased on the date specified in such notice and no interest will accrue on such bond from and after such date.

        Notice of Owner's Election to Tender Bond Deemed to be Irrevocable; Undelivered Bonds. The giving of notice by an owner of a bond will constitute the irrevocable tender for purchase of each such bond with respect to which such notice will have been given, regardless of whether such bond is delivered to the tender agent for purchase on the relevant purchase date provided that moneys sufficient to pay the purchase price of such bonds are on deposit with the tender agent for such purpose.

Redemption

        Optional Redemption.    On any interest payment date during a weekly interest rate period or daily interest rate period, the bonds will be subject to optional redemption by the Authority, in whole or in part, at a redemption price equal to the principal amount of such bonds, without premium; and on the day succeeding the last day of any bond interest term with respect to any bond, such bond will be subject to optional redemption by the Authority, in whole or in part, at a redemption price equal to the principal amount of such bond, without premium.

        During any long-term interest rate period, the bonds will be subject to optional redemption by the Authority, in whole or in part, on any date during the periods specified below or, if approved by bond counsel on any date during the periods specified in the notice of the Authority to the trustee in whole at any time or in part from time to time, at the redemption prices (expressed as a percentage of principal amount) indicated below or specified in the notice of the Authority to the trustee, plus accrued interest, if any, to the date fixed for redemption:

Original Length of Long-Term Interest Rate Period	Beginning of Prepayment Period	Prepayment Price as a Percentage of
More than 10 years	8th anniversary of beginning of long-term interest rate period	102% declining by 1% on each succeeding anniversary of the first day of the prepayment period until reaching 100% and thereafter 100%
More than 8 years but not more than 10 years	6th anniversary of beginning of long-term interest rate period	101% until the first anniversary of the first day of the prepayment period and 100% from said first anniversary and thereafter 100%
More than 5 years but not more than 8 years	4th anniversary of beginning of long-term interest rate period
5 years or less	No prepayment

        In connection with the establishment of a new long-term interest rate period, subject to receipt of an opinion of bond counsel, the optional redemption terms described above may be changed or modified.

        Any bonds owned by us will be subject to optional redemption by the Authority, at any time in whole or in part at any time, and from time to time, at a redemption price of par, plus accrued interest to the date fixed for redemption.

        Mandatory Redemption.    The bonds will be subject to mandatory redemption, in authorized denominations, in a principal amount equal to an authorized denomination less than or equal to the amount of proceeds of insurance or condemnation payable under the installment purchase agreement deposited in the mandatory redemption fund, on the earliest date for which notice of redemption may be given at a redemption price equal to the principal amount of such bonds, plus accrued interest to the redemption date, without premium. If bonds are to be redeemed, the Authority will provide the trustee, no later than ten business days before the day notice of such redemption is to be mailed, with a written order specifying the principal amount of bonds of each maturity to be redeemed.

        The bonds will be subject to mandatory redemption by lot on August 1 in the following respective years and in the following respective principal amounts by the application of mandatory sinking fund installments at a redemption price equal to the principal amount of such bonds, plus accrued interest to the redemption date, without premium:

Year (August 1)	Principal Amount**
2003	$3,700,000
2004	4,100,000
2005	2,900,000
2006	3,000,000
2007	3,100,000
2008	3,300,000
2009	3,400,000
2010	3,600,000
2011	1,500,000
2012	1,500,000
2013	700,000
2014	800,000
2015	800,000
2020	3,600,000
2021	3,700,000
2022	3,900,000
2023	4,100,000
2024	4,300,000
2025	4,400,000
2026	4,600,000
2027	4,800,000
2028	5,000,000
*2029	5,295,000

*
Stated Maturity.

**
Preliminary, subject to change.

        In connection with the establishment of a long-term interest rate period ending on the day before maturity of the bonds, subject to receipt of an opinion of bond counsel, the mandatory sinking fund installments may be converted to serial or term maturities of bonds bearing interest at rates determined by the remarketing agent.

        Selection of Bonds to be Redeemed.    If bonds are to be redeemed, the trustee will first select for redemption any bonds owned by us that are outstanding, and will then select the bonds to be redeemed by lot within each maturity from which bonds are to be redeemed as set forth in a written order of the Authority. The portion of any bond of a denomination of more than the minimum authorized denomination to be redeemed will be redeemed in an authorized denomination and, in selecting portions of such bonds for redemption, the party making the selection will treat each such bond as representing that number of bonds which is obtained by dividing the principal amount of such bond by the minimum authorized denomination.

        Notice of Redemption.    In the case of any redemption of bonds, the trustee will give notice that bonds, identified by serial numbers and maturity date, have been called for redemption and, in the case of bonds to be redeemed in part only, the portion of the principal amount of such bonds that has been called for redemption (or if all the outstanding bonds of a maturity are to be redeemed, so stating, in which event such serial numbers may be omitted), that they will be due and payable on the date fixed for redemption (specifying such date) upon surrender of such bonds at the corporate trust office, at the redemption price (specifying such price) together with any accrued interest to such date, and that all interest on the bonds, or portions of the bonds, so to be redeemed will cease to accrue on and after such date.

        Such notice will be mailed by first class mail, in a sealed envelope, postage prepaid, at least thirty (30) but not more than sixty (60) days before the date fixed for redemption, to the owners of such bonds, or portions of such bonds, so called for redemption, at their respective addresses as the same will last appear on the bond register. No notice of redemption need be given to the owner of a bond to be called for redemption if such owner waives such notice in writing, and such waiver will be filed with the bond registrar before the redemption date. Neither the failure of an owner to receive notice of redemption of bonds nor any error in such notice will affect the validity of the proceedings for the redemption of bonds.

        Notice of the redemption of any bonds, other than mandatory sinking fund redemption and excepting any notice that refers to any bonds that are the subject of a current or advance refunding (which notice of redemption may be conditioned upon the receipt of the proceeds of such refunding), will be circulated only if sufficient funds have been deposited with the trustee to pay the redemption price of the bonds to be redeemed.

        Payment of Redeemed Bonds.    If notice of redemption has been given or waived, the bonds or portions of the bonds called for redemption will be due and payable on the date fixed for redemption at the redemption price, together with accrued interest to the date fixed for redemption, upon presentation and surrender of the bond to be redeemed at the office specified in the notice of redemption. If there will be called for redemption less than the full principal amount of a bond, the Authority will execute and deliver and the trustee will authenticate, upon surrender of such bond, and without charge to the owner of such bonds, bonds of like interest rate and maturity in an aggregate principal amount equal to the unredeemed portion of the principal amount of the bonds so surrendered in such authorized denominations as will be specified by the owner.

        If any bond or any portion of any bond will have been duly called for redemption, and payment at the redemption price (together with unpaid interest accrued to the date fixed for redemption) will have been made or provided for, then interest on such bond or such portion will cease to accrue from such date, and from and after such date such bond or such portion will no longer be entitled to any lien, benefit, or security and the owner of such bond will have no rights in respect of such bond or such portion except to receive payment of such redemption price, and unpaid interest accrued to the date fixed for redemption.

        Purchased and Redeemed Bonds as Satisfaction of Mandatory Sinking Fund Installments. Upon any purchase or redemption of bonds (other than by application of mandatory sinking fund installments) an amount equal to the aggregate principal amount of bonds so purchased or redeemed will be credited towards a part or all of any one or more mandatory sinking fund installments for the bonds as directed by the Authority in a written order; provided that the amount credited to any mandatory sinking fund installment will be an authorized denomination. Any such written order will state the years in which and the amounts by which such mandatory sinking fund installments are to be reduced. The portion of any such mandatory sinking fund installment remaining after the deduction of any such amounts credited toward the same (or the original amount of any such mandatory sinking fund installment if no such amounts will have been credited toward the same) will constitute the unsatisfied balance of such mandatory sinking fund installment for the purpose of the calculation of principal installments due on a future date.

BOOK-ENTRY SYSTEM

        DTC will act as securities depository for the bonds. The bonds will be issued as fully-registered bonds in the name of Cede & Co. (DTC's partnership nominee) or any other name as may be requested by an authorized representative of DTC. One fully-registered bond will be issued in the aggregate principal amount of the bonds and will be deposited with DTC.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with it. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its direct participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant of DTC, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the Securities and Exchange Commission.

        Purchases of the bonds under the DTC system must be made by or through direct participants, which will receive a credit for the bonds on DTC's records. The ownership interest of each actual purchaser, or "beneficial owner," of each bond is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which beneficial owners entered into the transaction. Transfers of ownership interests in the bonds are to be accomplished by entries made on the books of DTC's participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the bonds, unless the use of the book-entry system for the bonds is discontinued.

        To facilitate subsequent transfers, all bonds deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. The deposit of bonds with DTC and their registration in the name of Cede & Co. or such other nominee effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the bonds. DTC's records reflect only the identity of its direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. DTC's direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to its direct participants, by its direct participants to its indirect participants, and by its direct participants and its indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements which may be in effect from time to time.

        Redemption notices will be sent to Cede & Co. If less than all of the bonds within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each of its direct participants in that issue to be redeemed.

        Neither DTC nor Cede & Co. (nor such other nominee) will consent or vote with respect to the bonds. Under its usual procedures, DTC mails an omnibus proxy to an issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the bonds are credited on the record date (identified in a listing attached to the omnibus proxy).

        Principal and interest payments and payments of purchase price with respect to the bonds will be made to DTC. DTC's practice is to credit its direct participants' accounts, upon receipt of funds and corresponding detail information from the issuer or the trustee on payment dates in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the date payable. Payments by DTC's participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the DTC participant and not of DTC, the trustee or the Authority subject to any statutory or regulatory requirements which may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Authority or the trustee, disbursement of those payments to direct participants will be the responsibility of DTC, and disbursement of those payments to the beneficial owners will be the responsibility of direct and indirect participants.

        Regardless of the statements above, if any bond is tendered but not remarketed, with the result that the bond becomes owned by us, the trustee and the Authority will, if requested by us, take all action necessary to remove the bonds from the book-entry system of DTC and to register that tendered but not remarketed bond in our name. Bonds owned by us not in the book-entry system of DTC will be held by us, or at our option, by the trustee on our behalf, and for our benefit. When all bonds owned by us have been remarketed, we no longer own any bonds and we have been reinstated in full, the trustee and the bond issuer will take all actions necessary to return the bonds to the full book-entry system of DTC.

        The bond issuer and the underwriter cannot and do not give any assurances that DTC, DTC's participants or others will distribute payments of principal, interest or premium with respect to the bonds paid to DTC or its nominee as the owner, or will distribute any prepayment notices or other notices, to the beneficial owners, or that they will do so on a timely basis or will serve and act in the manner described in this prospectus supplement. The bond issuer and the underwriter are not responsible or liable for the failure of DTC or any participant to make any payment or give any notice to a beneficial owner with respect to the bonds or an error or delay relating thereto.

        The foregoing description of the procedures and record-keeping with respect to beneficial ownership interests in the bonds, payment of principal, interest and other payments on the bonds to DTC's participants or beneficial owners of the bonds, confirmation and transfer of beneficial ownership interests in the bonds and other related transactions by and between DTC, DTC's participants and the beneficial owners of the bonds is based solely on information provided by DTC. Accordingly, no representations can be made concerning these matters and neither the DTC participants nor the beneficial owners should rely on the foregoing information with respect to these matters, but should instead confirm the same with DTC or DTC's participants, as the case may be.

        DTC may discontinue providing its services with respect to the bonds at any time by giving notice to the trustee and discharging its responsibilities with respect thereto under applicable law or the Authority may terminate participation in the system of book-entry transfers through DTC or any other securities depository at any time. If the book-entry system is discontinued, replacement certificates will be printed and delivered.

        THE TRUSTEE, AS LONG AS A BOOK-ENTRY ONLY SYSTEM IS USED FOR THE BONDS, WILL SEND ANY NOTICE OF REDEMPTION OR OTHER NOTICES TO OWNERS ONLY TO DTC. ANY FAILURE OF DTC TO ADVISE ANY DTC PARTICIPANT, OR OF ANY DTC PARTICIPANT TO NOTIFY ANY BENEFICIAL OWNER, OF ANY NOTICES AND ITS CONTEXT OR EFFECT WILL NOT AFFECT THE VALIDITY OR SUFFICIENCY OF THE

PROCEEDINGS RELATING TO THE REDEMPTION OF THE BONDS CALLED FOR REDEMPTION OR OF ANY OTHER ACTION PREMISED ON THE NOTICE.

SECURITY AND SOURCES OF PAYMENT FOR THE BONDS

        The bonds constitute special, limited obligations of the Authority, payable and secured solely from installment payments made by the District pursuant to the installment purchase agreement to be purchased with bond proceeds, payments made to the trustee as the owner of certain of the District's general obligation bonds and from certain other funds. The installment payments due under the installment purchase agreement, together with other amounts including payments on certain of the District's general obligation bonds owned by the trustee, are scheduled to be sufficient for the payment in full of all principal of and interest on the bonds when due, or upon the earlier redemption of the bonds, including any redemption premium.

        Principal of and interest on the bonds are to be secured solely by the trust estate. The trust estate is all of the rights, title and interest of the Authority in the installment purchase agreement and the proceeds and collections from that agreement; the District's general obligation bonds owned by the trustee and all amounts paid under those bonds; the proceeds of the sale of the bonds, and moneys in all funds (except the rebate fund and the cost of issuance fund), including the investments, if any, of such funds, and all income and proceeds derived from such investments.

THE STANDBY BOND PURCHASE AGREEMENT

        Our liquidity facility obligations under the standby bond purchase agreement will rank equally with all of our other general unsecured and unsubordinated obligations. The liquidity facility obligations are not issued under an indenture. As of the date of this prospectus supplement, we have approximately $4.8 billion amount of liquidity facility obligations currently outstanding under various standby bond purchase agreements, including the liquidity facility obligations we are issuing under this prospectus supplement.

        Owners of the bonds to which the liquidity facility obligations relate will be entitled to the benefits and will be subject to the terms of the standby bond purchase agreement. Under the standby bond purchase agreement, we agree to make available to a specified intermediary, upon receipt of an appropriate demand for payment, the purchase price for the bonds. Our liquidity facility obligations under the standby bond purchase agreement will be sufficient to pay a purchase price equal to the principal of and up to 183 days' interest on the bonds at an assumed maximum rate of 12% per year.

Termination Events

        The scheduled expiration date of the standby bond purchase agreement is five years from the date of delivery of the bonds, unless it is extended or terminated sooner in accordance with its terms.

        Under certain circumstances, we may terminate our obligation to purchase bonds. The following events would permit such termination:

      •
      any portion of the commitment fee for the standby bond purchase agreement has not been paid when due on the quarterly payment date or any other amount payable under the standby bond purchase agreement has not been paid when due, and in either case, the failure will continue for three business days after notice of such failure to the Authority;

      •
      the State of California takes any action which would have a materially adverse effect on the ability of the Authority or the District to comply with the payment and security interest and lien covenants and obligations under the bonds, the indenture, the standby bond purchase agreement, the payment agreement, and all other documents relating to the issuance of the bonds, or any right or remedy of the company or any owners of the bonds from time to time to enforce the covenants and obligations;

      •
      the Authority or the District fails to observe or perform any covenant or agreement contained in the bonds, the indenture, the standby bond purchase agreement or the payment agreement (and any amendments, substitutions or modifications of these agreements), and, if the failure is the result of a covenant breach which is capable of being remedied, the failure continues for ninety (90) days following written notice of such failure to the Authority, the District and the trustee from us. However, if the failure (other than a payment default) cannot be cured or corrected within the ninety day period, it will not constitute an event of default if the Authority or the District institutes curative or corrective action within the period and diligently pursues the curative or corrective action until the failure of performance is cured or corrected, or there has not been at all times a remarketing agent performing its duties;

      •
      an event of default has occurred and is continuing under the indenture, the bonds, the standby bond purchase agreement, the payment agreement or the remarketing agreement (and any amendments, substitutions or modifications of these agreements), as "event of default" is defined in the applicable document;

      •
      any representation, warranty, certification or statement made by the Authority or the District in the indenture, the standby bond purchase agreement, the payment agreement or the remarketing agreement (and any amendments, substitutions or modifications of these agreements) or in any certificate, financial statement or other document delivered under those agreements proves to have been incorrect in any material respect when made;

      •
      any default by the Authority or the District has occurred and continues in the payment of principal of or premium, if any, or interest on any bond, note or other evidence of indebtedness of the Authority or the District, under any "Related Documents," as defined in the standby bond purchase agreement, which is senior to, or on parity with, the bonds;

      •
      the Authority or the District files a petition in voluntary bankruptcy for the composition of its affairs or for its corporate reorganization under any state or federal bankruptcy or insolvency law, or makes an assignment for the benefit of creditors, or admits in writing to its insolvency or inability to pay debts as they mature, or consents in writing to the appointment of a trustee or receiver for itself;

      •
      a court of competent jurisdiction enters an order, judgment or decree declaring the Authority or the District insolvent, or adjudging it bankrupt, or appointing a trustee or receiver of the Authority or the District, or approving a petition filed against the Authority or the District seeking reorganization of the Authority or the District under any applicable law or statute of the United States of America or any state, and the order, judgment or decree is not vacated or set aside or stayed within sixty (60) days from the date of the entry;

      •
      under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction assumes custody or control of the Authority or the District and the custody or control is not be terminated within (60) days from the date of assumption of the custody or control;

      •
      any material provision of the ordinances, the standby bond purchase agreement, the payment agreement, the remarketing agreement and all other documents relating to the issuance of the bonds or the bonds (including bonds owned by us) ceases for any reason whatsoever to be a valid and binding agreement of the Authority or the District, or the Authority or the District contests the validity or enforceability of those agreements; or

      •
      the Authority fails to pay when due any amount payable under any bond (regardless of any waiver of that failure by the owners of the bonds).

        If a termination event happens, we may deliver notice to the Authority, the District, the trustee, the remarketing agent and any applicable paying agent or tender agent regarding our intention to terminate the standby bond purchase agreement. In that case, the standby bond purchase agreement would terminate, effective at the close of business on the 30th day following the date of the notice, or if that date is not a business day, on the next business day. Before the time at which termination takes effect, the bonds will be subject to mandatory tender for purchase from the proceeds of a drawing under the standby bond purchase agreement. The termination of the standby bond purchase agreement, however, does not result in an automatic acceleration of the bonds.

        The obligations of the Authority are described in a separate disclosure document relating to the bonds.

THE STANDBY LOAN AGREEMENT; GE CAPITAL

        In order to obtain funds to fulfill our liquidity facility obligations under the standby bond purchase agreement, we will enter into a standby loan agreement with GE Capital under which GE Capital will be irrevocably obligated to lend funds to us as needed to purchase bonds. The amount of each loan under the standby loan agreement will be no greater than the purchase price for tendered bonds. The purchase price represents the outstanding principal amount of the tendered bonds and interest accrued on the principal to but excluding the date we borrow funds under the standby loan agreement. Each loan will mature on the date on which the standby bond purchase agreement terminated by its terms and may be paid by delivering tendered bonds owned by us to GE Capital. The proceeds of each loan will be used only for the purpose of paying the purchase price for tendered bonds. When we wish to borrow funds under the standby loan agreement, we must give GE Capital prior written notice by a specified time on the proposed borrowing date. GE Capital will make available the amount of the borrowing requested no later than a specified time on each borrowing date (if GE Capital has received the related notice of borrowing by the necessary time on such date).

        The standby loan agreement will expressly provide that it is not a guarantee by GE Capital of the bonds or of our liquidity facility obligations under the standby bond purchase agreement. GE Capital will not have any responsibility or incur any liability for any act, or any failure to act, by us which results in our failure to purchase tendered bonds with the funds provided under the standby loan agreement.

        GE Capital will have the unilateral right at any time to assign its rights and obligations under the standby loan agreement to another standby lender unrelated to GE Capital, provided that the assignment does not result in a reduction in the credit rating of the liquidity facility obligations. This means that GE Capital will be released of all obligations and liabilities under any standby loan agreement which it has assigned. In the event of any assignment, you will not receive prior notice of the assignment nor will you have any additional rights with respect to the obligations on the bonds.

Ratio of Earnings to Fixed Charges

        The following table sets forth the consolidated ratio of earnings to fixed charges of GE Capital for the periods indicated:

Year Ended December 31,					Three Months Ended
1997	1998	1999	2000	2001	March 30, 2002
1.48	1.50	1.60	1.52	1.72	1.43

        For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which GE Capital believe reasonably approximates the interest factor of such rentals.

Where You Can Find More Information Regarding GE Capital

        GE Capital files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information GE Capital files at the SEC's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. GE Capital's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. GE Capital maintains a web site at http://www.gecapital.com. Information on GE Capital's web site is not intended to be a part of this prospectus supplement.

Incorporation of Information Regarding GE Capital

        The SEC allows us to "incorporate by reference" information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that GE Capital has previously filed with the SEC. These documents contain important information about GE Capital, its business and its finances.

Document	Period
Annual report on Form 10-K	Year Ended December 31, 2001
Quarterly report on Form 10-Q	Quarter Ended March 30, 2002

EXPERTS

        The financial statements and schedule of GE Capital and consolidated affiliates as of December 31, 2001 and 2000, and for each of the years in the three year period ended December 31, 2001, appearing in GE Capital's annual report on Form 10-K for the year ended December 31, 2001, have been incorporated by reference in this prospectus supplement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in this prospectus supplement upon the authority of said firm as experts in accounting and auditing.

APPENDIX A

TENDER TIMELINE

TENDERS FOR BONDS

PURCHASE DATE
(New York City time)

11:30 a.m. [1]	11:45 a.m. [2]	2:15 p.m. [3]	2:30 p.m. [4]

1.
Tender agent or the trustee will give immediate telephonic notice, in any event not later than 11:30 a.m. on the purchase date, to FGIC-SPI specifying the aggregate principal amount of bonds to be purchased by FGIC-SPI on the purchase date.

2.
FGIC-SPI must give GE Capital prior written notice of a borrowing under the Standby Loan Agreement by 11:45 a.m. on the date of the proposed borrowing.

3.
No later than 2:15 p.m. on each purchase date, GE Capital will make available the amount of borrowing requested.

4.
FGIC-SPI purchases bonds, for which remarketing proceeds are unavailable, by 2:30 p.m. on the purchase date.

A-1

Filed pursuant to Rule 424(b)(4)
File No. 333-71950

$2,000,000,000

Principal Amount Plus Interest

Liquidity Facility Obligations

of

FGIC Securities Purchase, Inc.

        We intend to offer from time to time, in connection with the issuance by municipal authorities of adjustable or floating rate debt securities, our liquidity facility obligations under one or more standby bond purchase agreements. The liquidity facility obligations will not be sold separately from the securities, which will be offered pursuant to a separate prospectus or offering statement. The liquidity facility obligations will not be severable from the securities and may not be separately traded. This prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of securities purchased by us or by our affiliates.

        We will issue the liquidity facility obligations from time to time to provide liquidity for certain adjustable or floating rate securities issued by municipal authorities. The specific terms of the liquidity facility obligations and the securities to which they relate will be set forth in a prospectus supplement to this prospectus. Each issue of liquidity facility obligations may vary, where applicable, depending upon the terms of the securities to which the liquidity facility obligations relate.

        We are a Delaware corporation that was incorporated in 1990. Our principal executive office is 115 Broadway, New York, New York 10006 and our telephone number is (212) 312-3000. Unless the context otherwise indicates, the terms "the company," "we," "us" or "our" mean FGIC Securities Purchase, Inc.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 5, 2001.

        We have provided the information contained in this prospectus. We are submitting this prospectus in connection with the future sale of the liquidity facility obligations. You may not reproduce or use this prospectus, in whole or in part, for any other purposes.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriter[s] [has][have] not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter[s] [is][are] not, making an offer to sell the liquidity facility obligations in any jurisdiction where the offer or sale is not permitted.

        This prospectus and the applicable prospectus supplement constitute a prospectus with respect to our liquidity facility obligations under the standby bond purchase agreements to be entered into from time to time by us in support of the securities. We do not anticipate that registration statements with respect to the securities issued by municipal authorities will be filed under the Securities Act of 1933, as amended.

        You should not assume that the information in this prospectus and the accompanying prospectus supplement is accurate as of any date other than the date on the front of those documents regardless of the time of delivery of this prospectus and the accompanying prospectus supplement or any sale of the liquidity facility obligations. We may provide additional updating information with respect to the matters discussed in this prospectus and the accompanying prospectus supplement in the future by means of appendices or supplements to this prospectus and the accompanying prospectus supplement or other documents including those incorporated by reference.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual and other reports and information with the Securities and Exchange Commission. You may read and copy any of these documents at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants, such as ourselves, that file electronically with the Commission. The address of that web site is http://www.sec.gov. We do not intend to deliver to holders of the liquidity facility obligations an annual report or other report containing financial information. We do not have a web site; however, Financial Guaranty Insurance Company, one of our affiliate companies, has a web site that contains information about us. Financial Guaranty Insurance Company's web site is http://www.fgic.com. Information on Financial Guaranty Insurance Company's web site is not intended to be a part of this prospectus.

INCORPORATION BY REFERENCE

        The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and later information that we will file with the Commission will automatically update or supersede this information. We incorporate by reference:

  •
  our annual report on Form 10-K for the year ended December 31, 2000;

  •
  our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2001 and June 30, 2001; and

  •
  our current reports on Form 8-K filed with the Commission on September 20, 2001 and October 15, 2001.

        We also incorporate by reference any future filings made with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until such time as we have sold all of the liquidity facility obligations covered by this prospectus.

        We will provide without charge to any person (including any beneficial owner) to whom this prospectus is delivered, upon the oral or written request of such person, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You should direct such requests to: Carolanne Gardner, Corporate Communications Department, FGIC Securities Purchase, Inc., 115 Broadway, New York, New York 10006, Telephone: (212) 312-3000.

THE COMPANY

        The company was incorporated in 1990 in the State of Delaware. All outstanding capital stock of the company is owned by FGIC Holdings, Inc., a Delaware corporation.

        Our business consists and will consist of providing liquidity for certain adjustable and floating rate securities issued by municipal authorities through liquidity facilities in the form of standby bond purchase agreements. The securities are typically remarketed by registered broker-dealers at par on a periodic basis to establish the applicable interest rate for the next interest period and to provide a secondary market liquidity facility for holders of securities desiring to sell their securities. Pursuant to standby bond purchase agreements with issuers, remarketing agents, tender agents or trustees of the securities, we will be obligated to purchase unremarketed securities from the holders of those securities who voluntarily or mandatorily tender their securities for purchase. In order to obtain funds to purchase the securities, we will enter into one or more standby loan agreements with General Electric Capital Corporation or its permitted assignees under which GE Capital or its permitted assignees will be irrevocably obligated to lend funds as needed to us to purchase securities as required.

        Our principal executive offices are located at 115 Broadway, New York, New York 10006, telephone (212) 312-3000.

RECENT DEVELOPMENTS

        We have issued the following liquidity facility obligations since the date of our quarterly report on Form 10-Q for the period ending June 30, 2001:

  •
  $21,275,000 principal amount plus interest in support of Board of Trustees of Grand Valley State University, General Revenue Variable Rate Demand Bonds, Series 2001B, issued on or about August 7, 2001, described in the prospectus supplement dated July 20, 2001;

  •
  $48,000,000 principal amount plus interest in support of Board of Trustees of Oakland University, General Revenue Bonds (Variable Rate Demand), Series 2001, issued on or about August 16, 2001, described in the prospectus supplement dated August 7, 2001;

  •
  $41,395,000 principal amount plus interest in support of Board of Regents of Eastern Michigan University, General Revenue Variable Rate Demand Refunding Bonds, Series 2001, issued on or about August 29, 2001, described in the prospectus supplement dated August 13, 2001;

  •
  $30,000,000 principal amount plus interest in support of Board of Control of Northern Michigan University, General Revenue Variable Rate Demand Bonds, Series 2001, issued on or about September 5, 2001, described in the prospectus supplement dated August 27, 2001; and

  •
  $180,000,000 principal amount plus interest in support of Massachusetts Water Resources Authority, Multi-Modal Subordinated $95,000,000 General Revenue Bonds, 2001 Series A and $85,000,000 General Revenue Bonds, 2001 Series B, issued on or about September 26, 2001, described in the prospectus supplement dated September 19, 2001.

SUMMARY

        The proposed structure will be utilized to provide liquidity through a "put" mechanism for floating or adjustable rate securities issued by municipal authorities. The securities typically include a tender feature that permits broker-dealers to establish interest rates on a periodic basis which would enable the securities to be remarketed at par and that provides a secondary market liquidity facility for holders desiring to sell their securities. The securities will be remarketed pursuant to an agreement under which the broker-dealers will be obligated to use "best efforts" to remarket the securities. In the event that they cannot be remarketed, we will be obligated, pursuant to a standby purchase agreement with the issuer, remarketing agent, tender agent or trustee of the securities, to purchase unremarketed securities from the holders desiring to tender their securities. This facility will assure holders of securities of liquidity for their securities even when market conditions preclude successful remarketing.

        The proposed structure may also be used in connection with concurrent offerings of variable rate demand securities. Variable rate demand securities are municipal securities pursuant to which the interest rate is a variable interest rate which is re-set by the remarketing agent or pursuant to a stated formula from time to time (not to exceed a stated maximum rate). The owners of variable rate demand securities have the optional right to tender their variable rate demand securities to the issuer for purchase and, in the event the remarketing agent does not successfully remarket the tendered variable rate demand securities, we are obligated to pay the purchase price for those securities to those owners pursuant to the terms of our liquidity facility.

        The fees for providing the liquidity facility will be paid by the issuer or other entity specified in the applicable prospectus supplement, typically over the life of the liquidity facility or, in the case of variable rate demand securities, until such time as a variable rate demand security is permanently linked with a convertible inverse floating rate security. Except as otherwise provided in a prospectus supplement, in order to obtain funds to purchase unremarketed securities, we will enter into one or more standby loan agreements with GE Capital or its permitted assignees under which GE Capital or its permitted assignees will be irrevocably be obligated to lend funds to us as needed to purchase securities for which the put option has been exercised. Except as otherwise provided in a prospectus supplement, the standby bond purchase agreement between us and the trustee, issuer or other specified entity will provide that without the consent of the issuer and the trustee for the holders of the securities, we will not agree or consent to any amendment, supplement or modification of the related standby loan agreement, nor waive any provision of the related standby loan agreement, if that amendment, supplement, modification or waiver would materially adversely affect the issuer or other specified entity, or the holders of the securities.

        Except as otherwise provided in a prospectus supplement, our liquidity facility obligations under the standby bond purchase agreement may only be terminated upon the occurrence of certain events including the following:

  •
  if the issuer or other specified entity fails to pay any portion of the commitment fee when due as set forth in the standby bond purchase agreement and the related payment reimbursement agreement, or if the issuer fails to pay when due any other amount it must pay under those documents and that failure continues for a specified number of business days;

  •
  if the issuer or other specified entity fails to observe or perform any agreement contained in the standby bond purchase agreement, the indenture or a related municipal financing agreement (or the applicable state takes any action which would impair the power of the issuer or other specified entity to so comply) and, if that failure is a result of a covenant breach that the issuer can remedy, that failure continues for a specified number of days following written notice of that failure from us to the issuer;

  •
  if any representation, warranty, certification or statement made by the issuer in the standby bond purchase agreement or any related document or in any certificate, financial statement or other document the issuer or other specified entity delivers under those documents proves to have been incorrect in any material respect when made;

  •
  if the issuer or other specified entity defaults in the payment of principal of or premium, if any, or interest on any bond, note or other evidence of indebtedness that the issuer or other specified entity has issued, assumed or guaranteed, and that default is continuing;

  •
  if the issuer or other specified entity commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of its or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due, or declares a moratorium, or takes any action to authorize any of the foregoing;

  •
  if an involuntary case or other proceeding is commenced against the issuer or other specified entity seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and the involuntary case remains undismissed and unstayed for a period of 60 days; or if an order for relief is entered against the issuer or other specified entity under the federal bankruptcy laws;

  •
  if any material provision of the standby bond purchase agreement or any related document defined in the standby bond purchase agreement for any reason whatsoever ceases to be a valid and binding agreement of the issuer or other party to the standby bond purchase agreement or the issuer or other party thereto contests the validity or enforceability of any of these documents; or

  •
  if the issuer or other specified entity does not pay when due any amount payable under the securities or under a related municipal financing agreement (regardless of whether the holders of the securities waive that failure).

        You should be aware that the specific termination events applicable to a standby bond purchase agreement will be subject to negotiation in each case. For this reason, other or different termination events than those listed above may apply to the specific standby bond purchase agreement. The final termination events under each standby bond purchase agreement will be specified in the applicable prospectus supplement.

        Upon the occurrence of a termination event, we may deliver notice to the issuer, any specified entity, the related trustee, remarketing agent and any applicable paying agent or tender agent regarding our intention to terminate the standby bond purchase agreement. In that case, the standby bond purchase agreement would terminate, effective at the close of business on the day following the date of the notice, or if that date is not a business day, on the next business day. However, before the time at which termination takes effect, the related securities will be subject to mandatory tender for purchase from the proceeds of a drawing under the standby bond purchase agreement. The termination of the standby bond purchase agreement, however, does not result in an automatic acceleration of the related securities.

        The above structure is intended to receive the highest short term rating from the rating agencies and to municipal authorities with the lowest cost of financing. There can be no assurances, however, that those ratings will be maintained.

THE STANDBY BOND PURCHASE AGREEMENTS

        Our liquidity facility obligations under the standby bond purchase agreements will rank equally with all of our other general unsecured and unsubordinated obligations. The liquidity facility obligations are not issued pursuant to an indenture; they will arise under one or more standby bond purchase agreements.

        Holders of the securities will be entitled to the benefits and will be subject to the terms of the applicable standby bond purchase agreement as specified in the prospectus supplement. Pursuant to the applicable standby bond purchase agreement, we will agree to make available to a specified intermediary, upon receipt of an appropriate demand for payment, the purchase price for the securities to which that standby bond purchase agreement relates. Our liquidity facility obligation under each standby bond purchase agreement will be sufficient to pay a purchase price equal to the principal of the security to which that standby bond purchase agreement relates and up to a specified amount of interest at a specified rate set forth in the applicable prospectus supplement. We expect that the standby bond purchase agreements will have a shorter term than that of the securities to which they relate, but the standby bond purchase agreements are subject to extension or renewal. The term of the applicable standby bond purchase agreement and the term of the related securities will be set forth in the applicable prospectus supplement.

THE STANDBY LOAN AGREEMENTS

        In order to obtain funds to fulfill our liquidity facility obligations under the standby bond purchase agreements, we will enter into one or more standby loan agreements with GE Capital or its permitted assignee under which GE Capital or its permitted assignee will be irrevocably obligated to loan funds to us as needed to purchase the securities to which the applicable standby bond purchase agreement relates. Each standby loan agreement will have the terms set forth in the applicable prospectus supplement. We anticipate that each loan under a standby loan agreement will be in an amount not exceeding the purchase price for the securities tendered by the holders. The purchase price will represent the outstanding principal amount of those securities, and any accrued interest on the principal for a specified period. The proceeds of each loan will be used only for the purpose of paying the purchase price for tendered securities. If stated in the applicable prospectus supplement, GE Capital may have the unilateral right to assign its rights and obligations pursuant to the terms of each standby loan agreement subject only to confirmation from the applicable rating agency or rating agencies that the assignment will not result in a lower credit rating on the securities. We do not anticipate that GE Capital will guarantee the securities to which its standby loan agreement relates or our obligation under any standby purchase agreement.

PLAN OF DISTRIBUTION

        The liquidity facility obligations will not be sold separately from the securities, which will be offered pursuant to a separate prospectus, official statement or offering circular.

        In connection with the offering of the liquidity facility obligations pursuant to this prospectus, any underwriter or agent participating in the offering may overallot or effect transactions which stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. That stabilizing, if commenced, may be discontinued at any time.

LEGAL MATTERS

        The legality of our liquidity facility obligations has been passed upon for the company by Orrick, Herrington & Sutcliffe LLP, 666 Fifth Avenue, New York, New York 10103.

EXPERTS

        Our financial statements as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, appearing in our annual report on Form 10-K for the year ended December 31, 2000, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in this prospectus upon the authority of said firm as experts in accounting and auditing.

SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

$76,095,000*

principal amount, plus interest

 LIQUIDITY FACILITY OBLIGATIONS

issued by

FGIC Securities
Purchase, Inc.

in support of

 Rancho California
Water District Financing Authority
Adjustable Rate Refunding Revenue Bonds
Series of 2002A

PROSPECTUS SUPPLEMENT

July 22, 2002

*
Preliminary, subject to change.

QuickLinks

  PROSPECTUS SUPPLEMENT (To Prospectus dated November 5, 2001)
INTRODUCTION
DESCRIPTION OF THE BONDS
BOOK-ENTRY SYSTEM
SECURITY AND SOURCES OF PAYMENT FOR THE BONDS
THE STANDBY BOND PURCHASE AGREEMENT
THE STANDBY LOAN AGREEMENT; GE CAPITAL
Ratio of Earnings to Fixed Charges
Where You Can Find More Information Regarding GE Capital
Incorporation of Information Regarding GE Capital
EXPERTS
APPENDIX A
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
THE COMPANY
RECENT DEVELOPMENTS
SUMMARY
THE STANDBY BOND PURCHASE AGREEMENTS
THE STANDBY LOAN AGREEMENTS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
TABLE OF CONTENTS